Exhibit 99.1

Chiesi Group to Acquire KalVista Pharmaceuticals, Expanding its Global Rare Disease Portfolio

Highlights:

•	Chiesi agreed to acquire KalVista Pharmaceuticals for $27.00 per share in cash, representing an equity consideration of approximately $1.9bn
•	Acquisition adds to Chiesi’s rare immunology portfolio the first oral, on-demand therapy for hereditary angioedema, strengthening Chiesi’s long-term commitment to people living with rare conditions
•	Transaction expected to close in Q3 2026

Parma, Italy and Framingham, Mass., USA – 29 April 2026 Chiesi Group (“Chiesi”), an international research-focused biopharmaceutical group and certified B Corp, and KalVista Pharmaceuticals, Inc. (“KalVista”) (Nasdaq: KALV), today announced that the companies have entered into a definitive agreement under which Chiesi will acquire KalVista (the “Transaction”). The Transaction was unanimously approved by both Chiesi’s and KalVista’s Boards of Directors and is expected to close in Q3 2026, subject to the satisfaction of customary closing conditions.

Under the terms of the Transaction, Chiesi will commence a tender offer to acquire all outstanding shares of KalVista for $27.00 per share in cash. The total value implied by the Transaction at closing is approximately $1.9bn. At Chiesi, initiatives in this area are spearheaded by Chiesi Global Rare Diseases, the Group’s business unit focused on research, development and commercialization of therapies for rare and ultra‑rare conditions.

The Transaction is Chiesi’s most substantial acquisition to date in value terms and reflects the company’s long‑term ambitions, and represents an important milestone in its strategy in Rare Diseases, reinforcing its commitment across generations to improving the lives of people living with rare conditions.

Upon completion of the Transaction, Chiesi will assume responsibility for EKTERLY® (sebetralstat), a differentiated oral, on‑demand treatment for hereditary angioedema (HAE), developed by KalVista, which addresses a significant unmet need for patients requiring effective and accessible therapies. By combining KalVista’s innovation with Chiesi’s Global Rare Diseases capabilities in Rare Immunology, the Transaction aims to accelerate patient access and strengthen medical and scientific engagement, in line with Chiesi’s mission and strategic objectives. Sebetralstat is also expected to meaningfully contribute to Chiesi’s 2030 strategic revenue target of €6bn, while significantly expanding its commercial infrastructure and market presence in the United States.

Sebetralstat is a novel plasma kallikrein inhibitor and the first oral, on-demand treatment for HAE attacks in adults and adolescents aged 12 years and older. The therapy is already approved in the United States, United Kingdom, European Union, Japan and other regions, with ongoing studies exploring its use for treating HAE attacks in children aged 2 to 11 and multiple regulatory applications under review in key global markets. Following its launch in the United States in July 2025, sebetralstat demonstrated strong market uptake, reaching $49M in 2025 sales.

Jean-Marc Bellemin, Chiesi Group’s CFO, and Interim Group CEO (from 15 May 2026), said: “This acquisition supports our strategy to accelerate impact in rare diseases by bringing together science, innovation and expertise to address areas of highest unmet need. KalVista’s proven drug discovery and development capabilities, combined with our global footprint and operational excellence, will enable us to deliver innovation to patients at greater scale.”

Giacomo Chiesi, Executive Vice President, Chiesi Global Rare Diseases said: “This acquisition is a strong strategic fit for our rare disease portfolio and reflects our commitment to people living with rare conditions. In HAE, patients continue to face significant unmet needs, and KalVista’s innovation meaningfully expands our presence in rare immunology by adding a differentiated, on-demand treatment option that can bring meaningful advancement in how the disease can be managed. We look forward to working with KalVista towards a successful closing of the Transaction. From day one, our focus will be on working closely with the HAE community and the scientific community to improve disease management and ensure more patients can benefit from timely, effective treatment.”

Ben Palleiko, CEO of KalVista said: “I am extremely proud of what KalVista has accomplished over the past decade in advancing solutions for the unmet needs of people living with rare disease. Following a thorough review of strategic opportunities, our Board determined that this Transaction maximizes shareholder value, delivering a meaningful all-cash premium to our shareholders. This Transaction also reflects a shared long-term commitment to patients and a strong alignment in how we translate scientific innovation into meaningful impact. With Chiesi’s global infrastructure, commercial capabilities and long-term commitment to rare diseases, we are confident in their ability to help expand access to sebetralstat for people living with HAE around the world.”

Transaction Terms and Closing

•	Tender offer by Chiesi to acquire all KalVista shares for $27.00 per share in cash. The Transaction is not subject to any financing condition.
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Subject to the satisfaction of the closing conditions, including the tender of at least a majority of the then outstanding KalVista shares, receipt of regulatory approvals and other customary offer conditions, the Transaction is expected to close in Q3 of 2026.

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Under the terms of a merger agreement entered into in connection with the Transaction, a wholly owned subsidiary of Chiesi will commence a tender offer to acquire all of the outstanding shares of KalVista’s common stock for an offer price of $27.00 per share in cash, which represents a 36% premium to KalVista’s 30-day volume-weighted average share price as of 28 April, 2026. If the tender offer is successfully completed, Chiesi will acquire all remaining shares of KalVista not tendered in the offer through a second step merger for the same consideration as paid in the tender offer.

Lazard is serving as exclusive financial advisor and Ropes & Gray LLP is serving as legal advisor to Chiesi. Centerview Partners LLC is serving as financial advisor to KalVista and Kirkland & Ellis LLP and Fenwick & West LLP are serving as legal advisors. Jefferies LLC also provided financial advice to KalVista.

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About EKTERLY® (sebetralstat)
Sebetralstat is a novel plasma kallikrein inhibitor approved in the United States, European Union, United Kingdom, Switzerland, Australia, Singapore and Japan for the treatment of acute attacks of hereditary angioedema (HAE) in people 12 years of age and older. Sebetralstat is the first oral on-demand treatment for HAE, offering efficacious and safe treatment of attacks without the burden of injections. With a US regulatory filing planned for 2026 to expand use to children aged 2–11, and additional filings anticipated in key global markets, sebetralstat has the potential to become the foundational therapy for HAE management worldwide.

About Hereditary Angioedema

Hereditary angioedema (HAE) is a rare genetic disease resulting in deficiency or dysfunction in the C1 esterase inhibitor (C1INH) protein and subsequent uncontrolled activation of the kallikrein-kinin system. People living with HAE experience painful and debilitating attacks of tissue swelling in various locations of the body that can be life-threatening depending on the area affected. Treatment guidelines recommend treating attacks as early as possible to prevent progression of swelling and shorten the time to attack resolution, and to consider treatment for all attacks, regardless of anatomic location or severity.

About Chiesi Group

Chiesi is a research-oriented international biopharmaceutical group that develops and markets innovative therapeutic solutions in respiratory health, rare diseases, and specialty care. The company’s mission is to improve people’s quality of life and act responsibly towards both the community and the environment.

By changing its legal status in Benefit Corporation in Italy, the US, France and Colombia, Chiesi’s commitment to creating shared value for society as a whole is legally binding and central to company-wide decision-making. As a certified B Corp since 2019, Chiesi is part of a global community of businesses that meet verified standards of social and environmental impact. The company aims to reach Net-Zero greenhouse gases (GHG) emissions by 2035.

With 90 years of experience, Chiesi is headquartered in Parma (Italy), with 31 affiliates worldwide, and counts more than 7,900 employees. The Group’s research and development centre in Parma works alongside 6 other important R&D hubs in France, the US, Canada, China, the UK, and Sweden.

For more information, visit www.chiesi.com or the website of your local Chiesi affiliate.
About Chiesi Global Rare Diseases

Chiesi Global Rare Diseases is a business unit of the Chiesi Group established to deliver innovative therapies and solutions for people living with rare diseases. As a family business, Chiesi Group strives to create a world where it is common to have therapy for all diseases and acts as a force for good, for society and the planet. The goal of the Global Rare Diseases unit is to ensure equal access so as many people as possible can experience their most fulfilling life. The unit collaborates with the rare disease community around the globe to bring voice to underserved people in the health care system.
For more information, visit www.chiesiraredieases.com.

About KalVista Pharmaceuticals, Inc.

KalVista is a global pharmaceutical company dedicated to delivering life-changing oral therapies for individuals affected by rare diseases with significant unmet needs. The KalVista team discovered and developed sebetralstat—the first oral on-demand treatment for hereditary angioedema (HAE)—and continues to work closely with the global HAE community to improve treatment and care for this disease around the world. For more information about KalVista, please visit www.kalvista.com and follow us on LinkedIn, X, Facebook and Instagram.

Additional Information and Where to Find It

The tender offer (the “Offer”) for the outstanding shares of common stock (the “Shares”) of KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Company”), described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the Offer materials that the Company, Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Parent”) and Skyline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy outstanding Shares of the Company will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. Free copies of these materials and certain other offering documents will be made available by the Company under the “Investors & News” section of the Company’s website at https://www.kalvista.com/ or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference into, this communication. The Offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents), as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will also be made available for free on the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, the Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements, or other information filed by Parent and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Parent, the Offer, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), the Agreement and Plan of Merger, dated April 29, 2026, by and among Parent, Purchaser, the Company and KalVista Pharmaceuticals Limited, a private limited company organized under the laws of England and Wales (the “Merger Agreement”), and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) that involve substantial risks and uncertainties.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “position,” “strategy,” “future,” “likely,” “may,” “should,” “will” or the negative of these terms or similar references to future periods, although not all forward-looking statements contain these words. In this communication, forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions to the consummation of the Transactions; filings and approvals relating to the Transactions, statements regarding the expected timetable for completing the Transactions; statements regarding plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Parent; and post-closing operations and the outlook for the parties’ businesses, including, without limitation, the ability to commercialize current and future product candidates (including further commercialization of EKTERLY®). Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict, and could cause actual events or results to differ materially from those currently indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer and the possibility that the acquisition does not close; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; the risk that, if the Transactions are consummated, the businesses will not be integrated successfully and that Parent may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; the success of the Company’s efforts to commercialize EKTERLY, including revenues from sales of EKTERLY; the Company’s ability to successfully obtain additional foreign regulatory approvals for sebetralstat; the Company’s expectations about the safety and efficacy of sebetralstat and the Company’s other product candidates; the timing of clinical trials and their results, the Company’s ability to commence clinical studies or complete ongoing clinical studies, including the Company’s KONFIDENT-S and KONFIDENT-KID trials, and the ability of EKTERLY to treat HAE; the timing of regulatory filings and product launches; the Company’s plans for international expansion; expectations regarding market adoption and utilization trends; and the Company’s ability to establish and maintain strategic partnerships.

Further information on potential risk factors that could affect the Company’s business and financial results are detailed in the Company’s filings with the SEC, including in the Company’s transition report on Form 10-KT for the transition period from May 1, 2025 to December 31, 2025, the Company’s quarterly reports on Form 10-Q, current reports on Form 8-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Parent and Purchaser. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Parent, and the Company and Parent disclaim any obligation to update the information contained in this communication as new information becomes available.

Press Info:

Chiesi Group Contacts:

Anna Bonisoli Alquati, Head of Global External Communications: mediarelations@chiesi.com

Chiara Travagin, Head of Global Communications, Rare: mobile +39 348.8818985, e-mail: c.travagin@chiesi.com

Michela Lijoi, Global External Communications Sr. Manager: mobile +39 328.6353044, e-mail: m.lijoi@chiesi.com

KalVista Contacts:

Ryan Baker
Head, Investor Relations
(617) 771-5001
ryan.baker@kalvista.com

Molly Cameron
Senior Director, Corporate Affairs
(978) 339-3378
molly.cameron@kalvista.com

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